Exhibit 99.1

For Immediate Release
CONTACTS:
Elixir Gaming Technologies
Traci Mangini, SVP Corporate Finance
312/867-0848

ELIXIR GAMING IMPROVES FINANCIAL FLEXIBILITY THROUGH ONE-YEAR DEFERMENT OF NOTE PRINCIPAL REPAYMENTS TO ELIXIR GROUP

Hong Kong — May 25, 2010 - Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) (“Elixir Gaming” or “the Company”), a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry, today announced that it has entered into an agreement with Elixir Group to amend the unsecured promissory note issued by the Company in April 2008 and most recently amended in July 2009.

Under the newly amended note terms, which are to be effective as of July 1, 2010, Elixir Gaming will defer the repayment of principal on the outstanding principal balance of the note of $9.2 million until July 1, 2011.  During the deferment period, the Company will make monthly pure interest payments at the previous rate of 5% per annum.  Monthly interest payments will begin in August 2010 and will be made in arrears on the outstanding principal balance for the preceding month.  In addition, Elixir Gaming will pay all the currently accrued interest for the period of July 1, 2009 to June 30, 2010, which had accrued at a rate of 5% per annum on the principal amount of $9.2 million, in the total amount of approximately $460,000 on July 1, 2010.

On July 1, 2011, Elixir Gaming will resume equal monthly payments of principal and interest to Elixir Group over an 18-month period.

Under the previous note terms as amended in July 2009, Elixir Gaming deferred the repayment of principal and interest on the outstanding principal balance of the note of $9.2 million from July 1, 2009 until June 30, 2010. Interest at the rate of 5% continued to accrue.

Clarence Chung, Chairman and Chief Executive Officer of the Company, commented, “We appreciate the continued support of our largest shareholder, Elixir Group.  Our ability to continue to defer principal payments for another year provides us strong cash flow benefits during the deferment period and the improved financial flexibility better positions us to pursue expansion opportunities.”

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About Elixir Gaming Technologies, Inc.

Elixir Gaming Technologies, Inc. (NYSE Amex: EGT) is a leading provider of electronic gaming machines on a participation basis to the Pan-Asian gaming industry. The Company secures long-term contracts to provide electronic gaming machines and related systems to premier hotels and other well-located gaming venues in Asia.  The Company retains ownership of the gaming machines and systems and receives recurring daily fees based on an agreed upon percentage of the net gaming win per machine and provides on-site maintenance.  The Company has established a strategic presence in the Asia Pacific region with a focus on the Philippines and Cambodia markets.  For more information please visit www.elixirgaming.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Elixir Gaming, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those forward-looking statements include statements regarding expectations for the business of Elixir Gaming, its working capital requirements and future revenue and profitability.  Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to differences include, but are not limited to, risks related to the costs incurred by Elixir Gaming in defending shareholder litigation and the outcome of any judgment or settlement with respect to such litigation, Elixir Gaming’s inability to place gaming machines at significant levels, whether the gaming machines placed generate the expected amount of net-win, the ability of Elixir Gaming to acquire additional capital as and when needed, the ability of Elixir Gaming to collect revenue and protect its assets and those other risks set forth in Elixir Gaming’s annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 30, 2010 and subsequently filed quarterly reports on Form 10-Q.  Elixir Gaming cautions readers not to place undue reliance on any forward-looking statements.  Elixir Gaming does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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